Exhibit 10.11

TRANSLATION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS AGREEMENT, MARKED BY [redacted], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

CONTRACT OF DISPOSAL OF INTELLECTUAL PROPERTY

FUSION FUEL – MAGP

(September 2018)

CONTRACT OF INTELLECTUAL PROPERTY TRANSFER

Between

1.	MAGP INOVAÇÃO, S.A., registered with the Commercial Registry of Sintra with the number of identification as legal entity 510597270, registered office at Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo, herein represented by Pedro Maria Almeida Lima Falcão e Cunha and João Lopes Teixeira Wahnon in the capacity of Directors, hereinafter referred to as MAGP.

and

2.	FUSION WELCOME – FUEL Lda., registered with the Commercial Registry of Braga with the number of identification as legal entity 514909439, registered office at Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo, herein represented by Pedro Maria Almeida Lima Falcão e Cunha and Jaime Domingos Ferreira da Silva in the capacity of Directors, hereinafter referred to as FUSION FUEL.

This Contract of Disposal of Intellectual Property is entered into freely and in good faith, and the Parties agree to abide by the terms and conditions set forth in the following clauses:

FIRST CLAUSE

1.1.	The present Contract’s object is:

1.1.	The assign and full and definitive transfer of the property rights over a set of products (the “Products”) and works that were developed, tested and produced by MAGP under a project oriented and led by FUSION FUEL, destined for the production of Hydrogen from solar energy, namely the product designated by “DC PEHG” (Direct Coupling Photo Electrochemical Hydrogen Generator).

1.2.	The compensation of the cost associated with the making and materialization of the mentioned Products (the “Works”), namely:

●	Posted Staff costs for the development and investigation works;

●	Supply of materials and consumables used in laboratory work;

●	Assembly and availability of the Hydrogen laboratory and its respective equipment;

●	Materials and equipment used in the construction of the equipment for the base prototype (modules) for field trials;

●	Fieldwork and execution of trials and tests in real conditions.

1.2.	It will be designated as Products and Works, under the present Contract, all of the necessary ones to:

●	Develop and adapt the CPV Module for the hydrogen production;

●	Develop and adapt the Tracker to the installation of the new modules;

●	Develop the component of the “DC-PEHG” as well as its conception and design.

1.3.	The terms Products and Works include the execution of registries, reports, documents, sketches, photography, software and other materials, in any format, including, for example, physical and digital, prepared by MAGP within the creation of the intellectual production referred to as “DC PEHG”.

1.4.	The intellectual property rights that are transferred to FUSION FUEL include the rights resulting from various modalities of protection, as the patents and utility models, sketches or models and brands, the software, the database, the domain names, the confidential information, including know-how and trade secrets, registered or not, the right to register linked to the above mentioned protection modalities, the renovation and extension of those registries, as well as any rights and protection modalities, existing or arising in any part of the world.

1.5.	The Products and Works whose property rights are transferred to FUSION FUEL under the present Contract will be used by them, at their convenience, whether for economic exploration or not.

SECOND CLAUSE

2.1.	Without prejudice to other obligations provided for in this Contract, MagP shall:

a)	Take responsibility for any damage caused by their actions or omissions, by its workers, by service providers or by legitimate representatives, as well as by the payment of any costs arising from the non-compliance of the legal provisions applicable to the execution of this Contract.

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b)	Act upon the instruction given by the leader and author of the FUSION FUEL project in what concerns the orientation, organization, and execution of the necessary services for the creation of the Products and the execution of the Works.

c)	Keep absolute confidentiality regarding any matters that it comes across while performing the mentioned services, even after the validity of this contract, excluding the subjects at are of public knowledge or which disclosure is made in compliance with the law or judicial order.

2.2.	In case of omissions and/or failures from MAGP in the execution of the Works and supply of the Products, FUSION FUEL may correct those, with MagP being responsible for any costs FUSION FUEL may have had and FUSION FUEL being able to be reimbursed through the credits of any payment that eventually MAGP is due under this or other contracts and, in case of insufficiency, it may resort to judicial collection.

THIRD CLAUSE

3.1.	The date fixed for the completion and presentation by MagP of the Products and Works that are object of this Contract is the end of 2019 and includes all activities and respective results even if, eventually, it has been initiated in a date prior to the signing of this Contract.

3.2.	With both Parties aware that they are before works of creation and development, the date mentioned in the previous number constitutes an objective of the Parties with FUSION FUEL not being able to demand the conclusion of the works nor consider any non-compliance before a period of six months after the date now established.

3.3.	Having in consideration the above-mentioned limitations, the date for the conclusion and presentation of the Products and Works will be proposed by MAGP and accepted by FUSION FUEL, fixing the Date of Completion.

FOURTH CLAUSE

4.1.	If FUSION FUEL makes any payment on account of the non-compliance of any obligation attributable to MAGP as provided herein, whichever its nature, FUSION FUEL may retain the payments due to MAGP under this or other contracts, using those for the fulfillment of its respective obligation, including the payment of costs, expenses and fees.

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4.2.	If all the amounts due to MAGP are already fully paid up, FUSION FUEL may judicially collect the relevant amounts.

FIFTH CLAUSE

5.1.	All the property rights over the products created by MAGP as provided in this Contract will exclusively belong to FUSION FUEL, regardless of the name, designation or title given to it, including but not limited to, the Products, texts, reports and all relevant documentation.

5.2.	With that purpose, under this Contract, MAGP transfers to FUSION FUEL all of the property rights over the Products created as well as all the products deriving from said Products designed and developed under the DC PEHG project.

5.3.	FUSION FUEL will hold exclusively the property rights of the Products against third parties and against MAGP itself, which may not use it without express authorization from FUSION FUEL.

5.4.	FUSION FUEL may, under the present Contract, use the Products, partially or fully, authorize a third party in doing so, partially or fully, as well as transfer, encumber, partially or fully, the property content of the rights over the Products.

SIXTH CLAUSE

6.1.	MAGP declares that the exercise of the intellectual property rights regarding any of the Products does not infringe intellectual property rights belonging to third parties.

6.2.	MAGP undertakes to support FUSION FUEL in the completion of any action necessary for the registry of the Products and processes in favour of FUSION FUEL.

6.3.	MAGP undertakes to execute all the necessary actions in order to assure that the intellectual property rights arising from the Products are held only by FUSION FUEL.

6.4.	MAGP undertakes to, at FUSION FUEL’s costs, to support FUSION FUEL in what concerns the drafting of documents, the filling of registration requests, the defence of FUSION FUEL before third parties and the execution of all actions that FUSION FUEL deems necessary or desirable to assure the holding by FUSION FUEL of the ownership of the intellectual property rights regarding the Products.

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SEVENTH CLAUSE

7.1.	MAGP transfers the property rights, in its entirety, over the Products to FUSION FUEL, for consideration, for the fixed amount of €[redacted].

7.2.	In addition to the above-mentioned amount, and correspondent transfer of the rights, MAGP will invoice FUSION FUEL the amount of €900.000,00 (nine hundred thousand euros) correspondent to all the costs undertook by FUSION FUEL in the activities linked to the execution of the Works, namely those mentioned in 1.2.2.

7.3.	The payment of the amounts mentioned in 7.1. and 7.2. will be made as follows:

7.3.1.	Incurred Costs:

●	In the Date of Conclusion (estimated at 31st December 2019 but subject to verification under the terms set on the Third Clause), MagP will bill FUSION FUEL the €900.000,00 component correspondent to the Incurred Costs.

●	The amount is subject to VAT at the legal rate in force.

●	The component correspondent to the Transfer of Rights will be invoiced by MagP to FUSION FUEL in phased out way and according to following:

o	1st instalment in the amount of €[redacted] one year after the Date of Conclusion.

o	2nd, 3rd and 4th instalments, in the amount of €[redacted] each one, which will be due, respectively, one, two and three years after the payment of the 1st instalment.

●	The amounts are subject to VAT at the legal rate in force.

7.4.	The Parties undertake to meet in a date to be defined between them, until the sixth month after the Date of Completion, in order to analyse the economic and financial situation of FUSUION FUEL and the fulfilment of the respective Business Plan and to access in good-faith the possibility of an anticipation of the payment dates of the amount regarding the Transfer of Rights.

EIGHTH CLAUSE

8.1.	Should the deadline provided for on the Third Clause not be respected, including the respective prorogations, FUSION FUEL may declare contractual non-compliance.

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8.2.	The non-compliance does not exempt FUSION FUEL from the payment obligation, with the following penalties being applied:

8.2.1.	The payment for the Transfer of the Rights as specified in 7.3.1shall not take place.

8.2.2.	The amount regarding the payment of the Incurred Costs will be reduced by 30%.

8.3.	The penalties are independent and cumulative and do not exempt MAGP of full contractual execution.

8.4.	The occurrence of non-compliance by MagP does not change the rights FUSION FUEL hold over the Products and Works executed at that date, with FUSION FUEL being able to give continuity until the finalizing, in the way and means it may deem as convenient.

Ninth Clause

9.1.	MagP is not authorized to provide any information to third parties about the nature or progress of the provision of services, as well as disclosing any data related to the documentation involved, except with the express written authorization of Fusion Fuel.

9.2.	MAGP undertakes to keep all information obtained during this contract confidential, unless it has express written authorization from FUSION FUEL or if the disclosure of such information is due to law or a court order.

9.3.	The obligations regarding confidentiality and secrecy will remain in force despite the term of this contract.

TENTH CLAUSE

This contract replaces any negotiation or discussion or statements between the parties or any verbal or written record that is not included here.

ELEVENTH CLAUSE

In everything that is omitted in this contract, the relationship of MAGP and FUSION FUEL shall be regulated by the law on copyright and related rights.

TWELFTH CLAUSE

Any disputes regarding the interpretation or execution of this Agreement shall be settled by the courts of Lisbon.

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THIRTEENTH CLAUSE

This contract is made in two copies of equal value, one for each Party.

Lisbon, 13th September 2018

On behalf of MAGP INOVAÇÃO, S.A.

/s/ Pedro Falcão e Cunha
Name: Pedro Falcão e Cunha
Capacity: Director

/s/ Jaime Ferreira da Silva
Name: Jaime Ferreira da Silva
Capacity: Director

On behalf of FUSION WELCOME - FUEL, S.A.

/s/ João Lopes Teixeira Wahnon
Name: João Lopes Teixeira Wahnon
Capacity: Director

/s/ Pedro Falcão e Cunha
Name: Pedro Falcão e Cunha
Capacity: Director

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